NI Holdings, Inc. Reports Second Quarter 2022 Results

FARGO, North Dakota, August 4, 2022 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights:

•	Net loss of $45.9 million, compared to $2.6 million in the prior year quarter.
•	Direct written premiums grew 15.5% from prior year quarter, driven by our Crop, Commercial and Non-Standard Auto segments.
•	Underwriting loss of $50.3 million, compared to $10.2 million in the prior year quarter, driven by net pre-tax catastrophe losses of $49.1 million compared to $10.0 million in the prior year quarter.
•	Net investment losses of $11.1 million, compared to net investment gains of $4.7 million in the prior year quarter, driven by unfavorable equity market conditions.
•	Total shareholders’ equity decreased 21.5% from year-end 2021 to $272.6 million, driven by the impact of rising interest rates on our fixed income portfolio, net unrealized losses in our equity portfolio and the year-to-date underwriting loss.
•	The Company repurchased 56,372 shares of common stock at an average price of $16.58 per share for a total of $0.9 million during the quarter.

Dollars in thousands, except earnings per share (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Net income (loss) attributable to NI Holdings	($45,910)	($2,644)	(1,636.4%)	($44,001)	$7,025	(726.3%)
Direct written premiums (1)	$144,962	$125,552	15.5%	$220,495	$197,972	11.4%
Net earned premiums	$84,496	$76,281	10.8%	$154,083	$139,416	10.5%
Loss and LAE ratio (2)	128.5%	82.5%	46.0 pts	96.5%	71.6%	24.9 pts
Expense ratio (3)	31.1%	30.9%	0.2 pts	32.2%	32.2%	-
Combined ratio (4)	159.6%	113.4%	46.2 pts	128.7%	103.7%	25.0 pts
Return on average equity	(61.4%)	(3.0%)	(58.4 pts)	(28.7%)	4.3%	(33.0 pts)
Basic earnings (loss) per share	($2.15)	($0.12)	($2.03)	($2.06)	$0.33	($2.39)

(1) Direct written premiums represents the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

“The Midwest was hit with significant weather losses this quarter, including four severe weather events that each resulted in over $1 billion in overall damages,” said Michael J. Alexander, President and CEO. “We were significantly impacted by $49 million in pre-tax incurred catastrophe losses, continued high inflation that led to double-digit year-over-year increases in our property loss costs, rising interest rates and challenging equity markets. However, as a result of the pricing and underwriting changes that we have already implemented, our underlying business continues to perform as expected. We are pleased with the strong premium growth across our Crop, Commercial, and Non-Standard Auto segments, which is being driven by increasing rate and new business growth. We continue to assess the performance in all of our segments and are committed to taking the necessary rate and underwriting actions to deliver profitable results and superior shareholder value over time.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also controls Battle Creek Mutual Insurance Company as a result of an affiliation agreement between the two companies.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Karin Daly

Vice President, The Equity Group, Inc.
(212) 836-9623
kdaly@equityny.com

Media Contact:
Beth DuFault
(701) 298-4282
bdufault@nodakins.com